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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Sun Communities, Inc. on Form S-3 (File No. 33-95694; File No. 333-1822; File No. 333-2522; File No. 333-14595; File No. 333-36451; File No. 333-45273; File
No. 333-64271; File No. 333-72461; File No. 333-86237; and File No. 333-30462)
and on Form S-8 (File No. 333-11923) of our report dated February 11, 2000 on our audits of the consolidated financial statements and financial statement schedule of Sun Communities, Inc. as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997, which report is included in this Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Detroit, Michigan
March 16, 2000